Exhibit  12.2
                                                                      12/3/2003
                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2002 and the year to date September 30, 2003


                                                                                                                         Nine
                                                                                                                        Months
                                                                                                                        Ended
                                                                             Year ended December 31,                September 30,
                                                          1998        1999        2000        2001         2002          2003
                                                          ----        ----        ----        ----         ----          ----
                                                        -----------------------------Thousands of Dollars----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                            $612,521    $659,745    $698,802    $652,468    $  770,194    $678,953
  Interest expense, net of amounts capitalized           261,505     219,150     237,872     247,788       226,732     164,719
  Distrib on shares subj to mandatory redemption          22,354      24,662      25,549      24,775        24,599      11,317
  AFUDC - Debt funds                                       4,664      11,010      20,197       9,569         6,854       5,076
         Earnings  as defined                           $901,044    $914,567    $982,420    $934,600    $1,028,379    $860,065


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $194,559    $193,968    $222,530    $220,627    $  208,148    $139,876
   Interest on affiliated loans                                0           0           0           0           845         261
   Interest  on interim  obligations                      11,012       9,865      10,759      14,638         1,160         388
   Amort of debt disc, premium  and expense, net          42,506      11,171      11,668      11,740        12,857      11,622
   Other interest  charges                                18,091      15,157      13,112      10,354        10,577      17,648
  Distrib on shares subj to mandatory redemption          22,354      24,662      25,549      24,775        24,599      11,317
         Fixed charges as defined                        288,522     254,823     283,618     282,134       258,186     181,112
Tax  deductible   preferred  dividends                     1,236       1,089       1,089       1,089         1,089         817
                                                         289,758     255,912     284,707     283,223       259,275     181,929
Non-tax  deductible  preferred  dividends                 13,407      15,375      15,067      14,435        13,350      12,703
Ratio  of net income  before  taxes to net income       x  1.563    x  1.585    x  1.602    x  1.623    x    1.619    x  1.585
Pref  dividend  requirements  before  income  taxes       20,955      24,369      24,137      23,428        21,614      20,134
Fixed  charges  plus  pref  dividend  requirements      $310,713    $280,281    $308,844    $306,651    $  280,889    $202,063

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                        2.90        3.26        3.18        3.05          3.66        4.26
                                                           =====       =====       =====       =====         =====        ====


Note: The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern Electric Generating Company.